EXHIBIT 10.16

October 8, 2012

Matthew Ricchetti

[Address]

[Address]

Re:	Offer of Employment

Dear Matthew:

Glu Mobile Inc. (the “Company”) is pleased to offer you a full-time regular exempt position with the Company as President of Studios reporting to me. We would like your employment to begin on October 30, 2012 (the “Start Date”) or such later Start Date as may be mutually agreeable. We are pleased to find someone with your vision and commitment to work as an integral part of our team. This offer is contingent on the Company’s satisfactory acceptance of reference and background checks.

You will be entitled to receive a biweekly salary of $10,000 (equal to a $260,000 annual salary) (the “Base Salary”) to be paid in accordance with the Company’s normal payroll procedures. You will also be eligible to participate in a Company bonus plan for the Company’s 2013 fiscal year with a target of 100% of your annual Base Salary. The bonus plan will be based on specific Company objectives related to the performance of the game development studios under your supervision. The specific bonus plan objectives will be determined by me, after consultation with you, prior to the beginning of the Company’s 2013 fiscal year and, if required, will be approved by the Company’s Board or a committee of the Company’s Board.

We will recommend that the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) grant you an option to purchase up to 300,000 shares of the common stock of the Company at the then current fair market value, which will be the closing price of the Company’s common stock on The NASDAQ Global Market on the date of grant. We expect that the Compensation Committee will grant you your option on the second Tuesday of the month following your Start Date; accordingly, if your Start Date is October 30, 2012, then we would expect that your stock option would be granted to you on November 13, 2012. In addition, in connection with the Company’s 2013 Annual Refresh Grant Program, which we anticipate will occur in approximately April 2013, and contingent upon your continued satisfactory job performance, we will recommend that the Compensation Committee grant you an option to purchase up to 100,000 shares of the common stock of the Company at the then current fair market value. Each of your stock options will vest over four years, with 25% of the total number of shares subject to the option vesting on the one-year anniversary of the date of grant and the remainder vesting in equal installments on the monthly date of grant anniversary each month thereafter. All stock options issued to you shall be governed by the terms and conditions of the Company’s 2008 Equity Inducement Plan or 2007 Equity Incentive Plan (as applicable) and Stock Option Agreement, which agreement will be executed by you and the Company upon Compensation Committee approval of the grant of the stock options hereunder.

In addition, we are offering you a signing bonus of $110,000, less applicable payroll taxes (the “Signing Bonus”). The Signing Bonus will be paid to you in equal monthly installments over the course of your first year of employment with the Company – that is, the initial 1/12th of your Signing Bonus will be paid to you in your first paycheck following the one-month anniversary of your Start Date, the next 1/12th of your Signing Bonus will be paid to you in your first paycheck following the two-month anniversary of your Start Date and so on until the final installment of your Signing Bonus is paid in your first paycheck following the one-year anniversary of your Start Date. If your employment with the Company (or any affiliate of the Company) ends for any reason other than death, disability or reduction in force before the first anniversary of your Start Date, the Company will have no obligation to pay to you any portion of your Signing Bonus which is unpaid on the date of your termination of employment with the Company (or any affiliate of the Company).

As a Company employee, you will also be eligible to receive certain employee benefits, as modified by the Company from time to time, including medical, dental, and vision insurance coverage; sixteen days personal time off per year, plus such additional holiday time as is provided to the Company’s other regular employees; this currently includes the period between Christmas and New Year’s Day. If your employment starts during October of this year, you are entitled to four Company holidays during the Christmas through New Year’s Day period, and if your employment starts during November or December of this year, you are entitled to three Company holidays during the Christmas through New Year’s Day period.

Your employment with the Company is for no specified period and constitutes an “AT-WILL” employment arrangement. As a result, you are free to resign at any time, with or without notice, for any reason or for no reason, subject to your potential obligation to repay all or a portion of your Signing Bonus, as described above. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without notice and with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of the Start Date, or our employment relationship with you may be terminated.

As a condition of your employment, you will be required to sign and comply with the Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A. In addition, you agree that you will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any activities that conflict with your obligations to the Company.

This letter, along with the Employee Proprietary Information and Information Agreement, sets forth the terms and conditions of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed both by an officer of the Company and you.

To accept the Company’s offer of employment, please sign and date this letter in the space provided below and return it to me no later than October 12, 2012.

We believe Glu Mobile is poised to achieve great success. We anticipate that you will be a critical component of that success. We look forward to working with you.

Sincerely, GLU MOBILE INC.

/s/ Niccolo De Masi
Niccolo De Masi, President & CEO

ACCEPTED AND AGREED TO

this 8th day of October , 2012

/s/ Matthew Ricchetti
Matthew Ricchetti

EXHIBIT A

GLU MOBILE INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

This Proprietary Information and Inventions Agreement (the “Agreement”) is made and entered into this 8th day of October, 2012 by and between GLU MOBILE INC., a Delaware corporation (the “Company”), and Matthew Ricchetti (the “Employee”), and confirms the parties’ mutual understanding with respect to the subject matter hereof, and constitutes a material part of the consideration for Employee’s employment and/or continued employment with the Company.

1.	Confidential Information.

a. Definition. Employee acknowledges and agrees that Employee has obtained or may now or hereafter obtain from the Company certain of the Company’s confidential information, in whatever form, which includes, but is not limited to, all of the Company’s (i) past, present and future research, (ii) business, development and marketing plans, (iii) customer lists and customer relationships, (iv) prices (except where publicly disclosed by the Company) and pricing strategies, (v) secret inventions, processes, methods and specifications, (vi) compilations of information (including, without limitation, studies, records, reports, drawings, memoranda, drafts and any other related information), (vii) trade secrets, (viii) product development proposals, and (ix) other ideas, concepts, strategies, designs, suggestions and recommendations relating, without limitation, to any of the foregoing or to any product developed or proposed to be developed by the Company or by the Employee and/or others for the Company (collectively, the “Confidential Information”). “Confidential Information” does not include any of the foregoing items which: i) at the time of disclosure was known to Employee free of any confidentiality obligations; and ii) has become publicly and widely known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the information involved.

b. Non-Disclosure and Return of Confidential Information. Employee hereby acknowledges and agrees that the Company is the owner of all of the Confidential Information, as defined in Paragraph 1(a) of this Agreement, and all copyrights, trade secrets, patents, trademarks and all other intellectual or industrial property rights contained in, or associated with, any or all such Confidential Information. Employee shall not disclose to any other person, firm, corporation or other entity any of the Company’s Confidential Information, or use any such Confidential Information for any purpose whatsoever, except as authorized in writing by the Company, and the Employee shall not, and shall not attempt to, reverse engineer, decompile or disassemble any of the Company’s Products without the Company’s prior written consent. Employee hereby acknowledges and agrees that the unauthorized use or disclosure of any of the Company’s Confidential Information or any of the Company’s intellectual or industrial property rights, constitute unfair competition under applicable law, and Employee shall not at any time during the term of this Agreement or thereafter engage in any such unfair competition with respect to the Company. Employee agrees that all Confidential Information are and shall remain the Company’s property. Except in the course of providing services to the Company as an Employee, Employee agrees that Confidential Information shall not be copied by Employee without the Company’s prior written consent, and shall not be removed from the Company’s premises without the Company’s prior written consent. Employee agrees that all Confidential Information shall be returned to the Company, along with any and all copies, immediately upon request therefore, or upon the termination of Employee’s employment with the Company, whichever is first to occur.

c. Previous Employer’s Proprietary Information. During the course of employment with the Company, or at any other time, Employee shall not wrongfully use or disclose to the Company any proprietary information or trade secrets of Employee’s former employer(s). Employee shall not bring onto the Company’s premises any such information without first obtaining the express written consent of such former employer(s).

d. Third Party’s Information. Employee acknowledges that the Company has received and may hereafter receive certain proprietary information from one or more third parties to which the Company is subject to a duty of non-disclosure and to restrictions on the use thereof. Employee agrees that the Employee owes the Company and any such third party, during the term of employment with the Company and thereafter, a duty to hold all such information in the strictest confidence, and Employee shall not disclose any such third party proprietary information or any portion thereof to any person, firm, corporation or other entity, or make use of such third party proprietary information in any way without the Company’s and the third party’s prior written consent.

2.	Inventions.

a. Ownership. All designs, processes, methods, formulas, techniques, artwork, brochures, manuals, products, procedures, programs, drawings, notes, documents, information, materials, discoveries and inventions (the “Designs and Inventions”) made, conceived or developed by Employee alone or with others which (i) result from or relate to any and all work performed by Employee for the Company (the “Work”), (ii) may be disclosed to Employee by the Company while Employee performs any such Work, (iii) use or have used equipment, supplies, facilities or trade secret or confidential information of the Company’s, (iv) relate at the time of conception or reduction to practice thereof to the business of the Company or to its actual or demonstrably anticipated research and development, or (v) use or have used the hours for which Employee is compensated by the Company, shall be the sole property of the Company, shall be considered “works made for hire” (as that term is defined under the United States Copyright Act, as amended), and shall be assigned to the Company immediately upon conception or development; provided, however, that any Design and Invention that does not meet any of the foregoing conditions shall not be deemed to be assigned by Employee to the Company hereunder. The Company shall have the sole right to determine the method of protection for any Designs and Inventions, which are owned by, or assigned to, the Company pursuant to this Paragraph 2(a), including the right to keep the same as trade secrets, to file and execute patent applications thereon, to use and disclose the same without prior patent applications, to file registrations for copyright or trademark thereon in the Company’s own name or to follow any other procedure that the Company deems appropriate. Employee shall (i) disclose promptly to the Company in writing all such Designs and Inventions that are within the scope of this Paragraph 2(a); and (ii) provide the Company, at the Company’s expense, with all assistance, and take all other actions, including the execution, delivery and filing of all applications, deeds of assignment, instruments and other documents, as reasonably requested by the Company, in order to permit the Company to obtain patents and/or register copyrights or trademarks, as the case may be, or otherwise to perfect and/or protect the Company’s ownership of all rights, title and interests in and to all such Designs and Inventions. Employee hereby grants to the Company an irrevocable power of attorney to apply for and to execute such applications and deeds of assignment of any patent, copyright, trademark or other intellectual property right, in Employee’s name, as the Company, in its sole discretion, determines to be necessary or appropriate to perfect and/or protect the Company’s ownership of all rights, title and interests in and to all such Designs and Inventions. Employee’s obligations under this Paragraph 2(a) with respect to such Designs and Inventions shall survive the termination of Employee’s employment by the Company.

b. Exemptions. Notwithstanding the provisions of Paragraph 3(a) of this Agreement, nothing herein shall obligate Employee to assign to the Company any inventions, or any rights therein, which fully qualify under the provisions of Section 2870 of the California Labor Code which provides as follows:

Invention on Own Time—Exemption from Agreement

a. Any provision in any employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to any invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

b. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

c. Previous Inventions. As a matter of record, Employee hereby certifies that attached hereto as Exhibit A is a complete and accurate list of all inventions and/or improvements relevant to the subject matter of this Agreement which have been made or conceived or first reduced to practice by Employee, alone or jointly with others, prior to the date of Employee’s employment by the Company or any affiliate of the Company, which such inventions and/or improvements Employee desires not to be covered by this Agreement. IF EMPLOYEE FAILS TO ATTACH SUCH A LIST TO THE AGREEMENT, THEN SUCH OMISSION SHALL CONSTITUTE A REPRESENTATION BY EMPLOYEE THAT THERE ARE NO SUCH INVENTIONS AND/OR IMPROVEMENTS AT THE TIME OF SIGNING THIS AGREEMENT.

d. Subsequent Inventions. Employee understands and agrees that all designs and inventions reduced to practice following the termination of Employee’s employment until the first anniversary of the termination of Employee’s employment shall be presumed to have been conceived during Employee’s employment with the Company and with the use of the Company’s confidential or trade secret information, but such presumption may be overcome by a showing that such design or invention was conceived after such employment and without the use of any such information.

3.	Pre-existing Obligation.

Employee represents and warrants that Employee is not under any pre-existing obligation(s) inconsistent with the provisions of this Agreement, and has not and will not enter into any contract which conflicts with, or would, if performed by Employee, cause a breach of, this Agreement.

Non-Solicitation of Employees/Consultants. During Employee’s employment with the Company and for a period of one (1) year thereafter, Employee will not directly or indirectly solicit away employees or consultants of the Company for Employee’s own benefit or for the benefit of any other person or entity.

Non-Solicitation of Suppliers/Customers. During and after the termination of Employee’s employment with the Company, Employee will not directly or indirectly solicit or otherwise take away customers or suppliers of the Company if, in so doing, Employee accesses, uses or discloses any trade secrets or proprietary or confidential information of the Company. Employee acknowledges and agrees that the names and addresses of the Company’s customers and suppliers, and all other confidential information related to them, including their buying and selling habits and special needs, whether created or obtained by, or disclosed to Employee during Employee’s employment, constitute trade secrets or proprietary or confidential information of the Company.

4.	Injunctive Relief.

Employee acknowledges that a remedy at law for any breach of this Agreement may be inadequate relief, and Employee therefore agrees that the Company shall be entitled to injunctive relief, among other remedies, in case of any such breach or threatened breach by Employee.

5.	Survival of Terms.

The provisions of paragraphs 1, 2, 4, 5, and 6 and shall survive the termination of Employee’s employment with the Company, and no such termination shall relieve Employee from liability for any breach of this Agreement.

6.	Attorneys’ Fees.

If any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default of misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action, in addition to any other relief to which that party may be entitled.

7.	Governing Law.

This Agreement shall be governed by the laws of California, without giving effect to the principles of conflicts of law.

8.	Severability.

If any term or provision of this Agreement shall be held invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected and each other term and provision of this Agreement shall be valid to the fullest extent permitted by law.

9.	Headings.

The paragraph headings contained in this Agreement are for reference only and shall not be considered as substantive parts of the Agreement.

10.	Entire Agreement; Modification; Waiver.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

11.	Binding Effect.

This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal successors, representatives and assigns.

12.	Attorney Review.

Employee agrees that he or she has read and understands the terms of this Agreement, and that Employee is entering into the same voluntarily and without duress. Employee acknowledges that he or she has consulted with an attorney of the Employee’s own choosing, or has had a reasonable opportunity to do so, concerning Employee’s rights, duties and obligations under the terms of this Agreement. The rule of construction that any uncertainties or ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment or modification hereto.

IN WITNESS WHEREOF, the parties have duly executed this Proprietary Information and Inventions Agreement as of the date and year first written above.

GLU MOBILE INC.		EMPLOYEE

By:	/s/ Niccolo De Masi	/s/ Matthew Ricchetti
	Niccolo De Masi, President & CEO	Matthew Ricchett